Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form SB-2 (No. 333-136857) of our report dated March 28, 2007 on our audit of the consolidated financial statements of Flagship Global Health, Inc. and Subsidiary as of December 31, 2006, and for the years ended December 31, 2006 and 2005, and for the period from inception (July 9, 2002) to December 31, 2006, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, and the reference to our Firm under the caption “Experts”.

/s/ J.H. Cohn LLP

Jericho, New York
August 1, 2007